Exhibit 99.1

NEWS RELEASE

Visteon Names James Barrese to Board of Directors

Experienced Silicon Valley technologist and former PayPal CTO to join board of leading automotive cockpit electronics company

DETROIT, Mich., Dec. 13, 2016 – Visteon Corporation (NYSE: VC), a global leader in vehicle cockpit electronics, today announced the election of James Barrese to its board of directors, effective Jan. 2, 2017. A native of Silicon Valley, Barrese is a highly skilled technology executive with deep expertise in cloud, platform strategy and execution.

Barrese was chief technology officer and senior vice president, payment services, for PayPal from 2012 to June 2016, leading PayPal’s global technology organization, including technology strategy, product engineering, program management, data management, system operations and professional services. He previously spent nearly 10 years in executive technology roles at eBay Marketplaces, most recently as vice president of technology.

“We are thrilled to welcome James to our board of directors,” said Francis M. Scricco, chairman of Visteon’s board of directors. “Developing an effective cloud and platform strategy is critical to the future of automotive electronics, and James brings unique experience and insight in these areas. At PayPal, he executed a very difficult and successful platform transformation; this experience makes him well-suited to join our board as Visteon develops next-generation platforms that will solidify our standing as a top-tier technology company.”

Barrese said: “Visteon has established a leading position in one of the fastest-growing segments of automotive technology, and has a compelling vision to be an even more influential player in cockpit electronics and connected car solutions. I look forward to working with Visteon’s board and executive team to continue to advance Visteon’s technology.”

“It is our distinct privilege to also nominate James as key member of the Visteon Technology Committee,” said Dr. Rouzbeh Yassini, chair of the Technology Committee and a board member. “Converging on rapid autonomous driving technology-based innovation is a perfect opportunity to have James involved.”

During his career, Barrese has served in multiple leadership roles defining and driving technology strategies and next-generation platforms during phases of both rapid growth and successful business turnarounds. Earlier in his career, he was vice president of engineering at Charitableway, a lead architect and manager at Accenture PLC (formerly Andersen Consulting), and a programmer in the materials science department at Stanford University. He got his start in technology with the Signal Corps in the U.S. Army. Barrese has a bachelor of science degree in mechanical engineering from Stanford University.

About Visteon

Visteon is a global company that designs, engineers and manufactures innovative cockpit electronics products and connected car solutions for most of the world’s major vehicle manufacturers. Visteon is a leading provider of instrument clusters, head-up displays, information displays, infotainment, audio systems, telematics and SmartCore™ cockpit domain controllers. Visteon also supplies embedded multimedia and smartphone connectivity software solutions to the global automotive industry. Headquartered in Van Buren Township, Michigan, Visteon has approximately 10,000 employees at more than 40 facilities in 18 countries. Visteon had sales of $3.25 billion in 2015. Learn more at www.visteon.com.

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Contacts:

Media:

Jim Fisher

734-710-5557

734-417-6184 – mobile

jfishe89@visteon.com

Investors:

Bill Robertson

734-710-8349

william.robertson@visteon.com

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